UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant X
Filed by a party other than the Registrant

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
    BY RULE 14A-6(E)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-12

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
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                (Name of Registrant as Specified in Its Charter)


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)   Title of each class of securities to which transaction applies:


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   (2)   Aggregate number of securities to which transaction applies:


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   (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)   Proposed maximum aggregate value of transaction:


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   (5)   Total fee paid:


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[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)   Amount Previously Paid:


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   (2)   Form, Schedule or Registration Statement No.:


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   (3)   Filing Party:


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   (4)   Date Filed:


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


                        INTERNATIONAL SPECIALTY PRODUCTS
                                 1361 ALPS ROAD
                             WAYNE, NEW JERSEY 07470


   SAMUEL J. HEYMAN
 CHAIRMAN OF THE BOARD




                                                                  April 11, 2002






FELLOW STOCKHOLDERS:


     You are cordially invited to attend the International Specialty Products Inc. 2002 Annual Meeting of Stockholders to be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, on Thursday, May 16, 2002, at 10:00 a.m., local time.

     The enclosed notice and proxy statement will provide you with complete information concerning the business to come before the meeting. The Company's 2001 Annual Report to Stockholders is also enclosed.

     I look forward to personally greeting you at the meeting as well as reviewing for you at that time the significant developments at the Company during the past year.



                                              Sincerely,

                                              /s/ Samuel J. Heyman

                                   [ISP LOGO]

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                                   ----------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2002
                                   ----------


     The Annual Meeting of Stockholders of International Specialty Products Inc. (the "Company") will be held at 10:00 a.m., local time, on Thursday, May 16, 2002, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, for the following purposes:


     1.   To elect six directors of the Company; and

     2. To transact such other business as may properly come before the meeting and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 28, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     A list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, at the office of The Bank of New York, 63 Madison Avenue, 8th Floor, New York, New York, during ordinary business hours for ten days prior to the meeting.

     The accompanying proxy statement forms a part of this notice.

                                        By Order of the Board of Directors,


                                             /s/ Richard A. Weinberg





                                               RICHARD A. WEINBERG
                                                    SECRETARY

Wayne, New Jersey
April 11, 2002

     Return of your signed proxy is the only way your shares can be counted unless you personally cast a ballot at the meeting.


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   YOUR  VOTE IS  IMPORTANT.  WHETHER  OR NOT YOU  INTEND TO BE  PRESENT  AT THE
   MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
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


                                 PROXY STATEMENT

                      INTERNATIONAL SPECIALTY PRODUCTS INC.

                               300 DELAWARE AVENUE
                                    SUITE 303
                           WILMINGTON, DELAWARE 19801

                                   ----------
                         ANNUAL MEETING OF STOCKHOLDERS
                                   ----------


     This proxy statement is furnished to the stockholders of International Specialty Products Inc. ("ISP" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, May 16, 2002, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York, and at any adjournments or postponements thereof. This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders on or about April 12, 2002.

     The Board of Directors has set the close of business on March 28, 2002 (the "Record Date") as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. As of the close of business on the Record Date, there were outstanding 64,812,866 shares of the Company's common stock, $.01 par value ("Common Stock"). Holders of record of shares of Common Stock are entitled to one vote for each share held by them as of the Record Date on any matter that may properly come before the meeting.

     Shares represented by a valid unrevoked proxy will be voted at the meeting, or any adjournment or postponement thereof, as specified therein by the person giving the proxy. If no specification is made, the shares represented by such proxy will be voted (1) FOR the election of the Board of Directors' nominees as directors; and (2) in the discretion of the persons named as proxies on the enclosed proxy card on such other matters as may properly come before the meeting. Any person giving a proxy may revoke it at any time before its exercise by executing a later dated proxy, by delivery to and receipt by the Company's Secretary of written notice of such revocation, or by attending the meeting and voting in person.

     Stockholders of record holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the meeting. Proxies submitted with votes withheld for the election of directors, abstentions and broker non-votes are included in determining whether or not a quorum is present.

     The election of directors of the Company requires the affirmative vote of a plurality of the votes properly cast at the meeting. Any shares not voted (by abstention, broker non-vote or otherwise) will not be counted as votes cast. Abstentions are treated as votes against a proposal. Broker non-votes on proposals are treated as shares as to which the beneficial holders have withheld voting power and, therefore, are not considered as shares entitled to vote on any proposal to which they relate.

     Samuel J. Heyman, Chairman of the Board of ISP, beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) and has the power to vote approximately 81.1% of the issued and outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Mr. Heyman has indicated to ISP that he intends to vote, or direct the vote of, such shares FOR the election of the Board of Directors' nominees as directors. Accordingly, election of the Board of Directors' nominees as directors is assured.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     There are six (6) nominees for election as directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are elected and have been qualified. The persons designated in the enclosed proxy card will vote shares represented by a valid unrevoked proxy FOR the election of each of the nominees named below, unless instructions to the contrary are indicated in the proxy. If any such nominees should be unable to serve for any reason, which the Company does not anticipate, it is intended that proxies will be voted for the election of such other persons as shall be designated by the Board of Directors.

NOMINEES

     The following persons, all of whom are currently directors of ISP, have been nominated for election as directors. Mr. Charles M. Diker, a current director, whose term expires at the 2002 Annual Meeting of Stockholders, has indicated his intention to retire from the Board upon the expiration of his current term and therefore will not stand for re-election to the Board. Under ISP's By-laws, each director continues in office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. No family relationship exists between any of the directors or executive officers of the Company. The information presented below with respect to each nominee has been furnished by the nominee.

ROBERT ENGLANDER                                                          AGE 59

     Mr. Englander has been a director of ISP since April 2001. He has been the Chairman of the Board and Chief Executive Officer of Belvoir Publications, a publisher of magazines, books and newsletters, since February 1973.

SAMUEL J. HEYMAN
                                                                          AGE 63

     Mr. Heyman has been a director and Chairman of the Board of ISP since its formation and Chairman of the Board and Director of one of its subsidiaries since December 2001. He was Chief Executive Officer of ISP and some of its subsidiaries from their formation to June 1999. Mr. Heyman also has been a director of G-I Holdings Inc., an affiliate of the Company, or of its predecessor GAF Corporation (collectively with G-I Holdings Inc. ("G-I Holdings")) for more than five years and was Chairman, President and Chief Executive Officer of G-I Holdings and some of its subsidiaries for more than five years until September 2000. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. Mr. Heyman was a director and Chairman of the Board of Building Materials Corporation of America ("BMCA"), an indirect wholly-owned subsidiary of G-I Holdings, from its formation to September 2000 and served as Chief Executive Officer of BMCA and some of its subsidiaries from June 1999 to September 2000 and from June 1996 to January 1999. He is also the Chief Executive Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities. Mr. Heyman has served as a director of Hercules Incorporated, a global manufacturer and marketer of specialty chemicals, since May 2001.

SANFORD KAPLAN                                                            AGE 85

     Mr. Kaplan has been a director of ISP since November 1992. He has been a private investor and consultant since 1977.

SUNIL KUMAR                                                               AGE 52

     Mr. Kumar has been a director, President and Chief Executive Officer of ISP since June 1999 and a director, President and Chief Executive Officer of some of its subsidiaries since June 2001 and June 1999, respectively. Mr. Kumar was a director, President and Chief Executive Officer of BMCA and some of its subsidiaries from May 1995, July 1996 and January 1999, respectively, to June 1999. He also was Chief Operating Officer of BMCA and some of its subsidiaries from March 1996 to January 1999. Mr. Kumar was President, Commercial Roofing Products Division, and Vice President of BMCA from February 1995 to March 1996. He also was a director and Vice-Chairman of the Board of G-I Holdings from January 1999 to June 1999. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. Mr. Kumar has served as a director of Hercules Incorporated, a global manufacturer and marketer of specialty chemicals, since May 2001.

BURT MANNING                                                              AGE 70

     Mr. Manning has been a director of ISP since November 1992. He has been President of Brookbound, Inc., a strategic consulting company since December 1997. He was Chairman of J. Walter Thompson Company, a multinational advertising company, from July 1987 to December 1997 and has served as Chairman Emeritus of such company since January 1998. Mr. Manning has been a director of Friendly Ice Cream Corporation since November 1997.

ALAN M. MECKLER                                                           AGE 56

     Mr. Meckler has been a director of ISP since April 2001. He has been the Chairman and Chief Executive Officer of INT Media Group, Inc., a provider of global real-time news and information resources for the internet industry, since December 1998. He was Chairman and Chief Executive Officer of Mecklermedia Corp., a provider of internet information, from June 1971 to November 1998.

MEETINGS, COMMITTEES AND DIRECTORS' FEES

     The Board of Directors considers all major decisions of the Company. The Board of Directors met five times in 2001.

     The  Board  of   Directors   delegates   certain  of  its   functions   and
responsibilities to committees of the Board of Directors.

     The Audit Committee reviews the integrity of the Company's financial statements, internal controls, the internal audit function, the function and fees of the independent public accountants and other matters relating to financial and accounting functions. Messrs. Diker, Englander, Kaplan and Manning presently comprise the Audit Committee. The Audit Committee met two times during 2001.

     The Compensation and Pension Committee (the "Compensation Committee") is responsible for the review and administration of the Company's compensation practices, policies and plans. Messrs. Diker, Manning and Meckler presently comprise the Compensation Committee. The Compensation Committee met one time during 2001.

     The Board of Directors does not have a nominating committee.

     No  directors  who  are  employees  of  ISP  or  its   affiliates   receive
compensation for their services as directors. Outside directors receive an annual fee of $18,000 and a fee of $750 per meeting of the Board of Directors. Outside directors are compensated $250 per committee meeting held in connection with a Board of Directors meeting and $750 per committee meeting held independently. An additional fee of $3,000 per year is paid to outside directors who chair a committee. If an outside director chairs more than one committee, no additional compensation is paid.

     Under the International Specialty Products Inc. 2000 Stock Option Plan for Non-Employee Directors (the "2000 Directors Plan"), each outside director is granted a non-qualified stock option to purchase 5,000 shares of Common Stock (the "Initial Option") on the date such person becomes an Eligible Director (as defined) and an additional non-qualified option to purchase 3,000 shares of Common Stock (an "Additional Option") on each anniversary of the date of grant of the Initial Option. The term of each option granted is nine years. Initial Options are subject to a three-year vesting period, commencing on the first anniversary of the date of grant, and Additional Options are subject to a one-year vesting period, becoming exercisable in full on the first anniversary of the date of grant. The exercise price of the options is equal to the fair market value of the underlying shares on the date of grant. The Company currently has five non-employee directors, Messrs. Diker, Englander, Kaplan, Manning and Meckler. Messrs. Diker, Kaplan and Manning were each granted an Additional Option to purchase 3,000 shares of Common Stock during 2001, and Messers. Englander and Meckler were each granted an Initial Option to purchase 5,000 shares of Common Stock in 2001.

REPORT OF THE AUDIT COMMITTEE

     The following is the report of the Audit Committee with respect to the Company's audited consolidated financial statements for the year ended December 31, 2001.

     The Audit Committee's responsibilities are set forth in the Audit Committee Charter adopted by the Company's Board of Directors. Each of the members of the Audit Committee qualifies as an "independent" director under the applicable listing standards of the New York Stock Exchange.

     Management  has the  primary  responsibility  for the  Company's  system of internal controls, the preparation of the Company's consolidated financial statements and the Company's financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting standards and for expressing an opinion thereon. The Audit Committee has the responsibility to monitor and oversee these processes.

     In this context, the Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management. The Audit Committee has also discussed with Arthur Andersen LLP, the Company's independent accountants, the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, that includes, among other items, matters related to the conduct of the annual audit of the Company's consolidated financial statements. The Audit Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, which relates to the accountant's independence from the Company and has discussed with Arthur Andersen LLP its independence.

     Based upon the review and discussions referred to above, the Audit Committee has recommended to the Company's Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                             Members of the Audit Committee:


                                             CHARLES M. DIKER
                                             ROBERT ENGLANDER
                                             SANFORD KAPLAN
                                             BURT MANNING

     The foregoing report does not constitute and shall not be deemed soliciting material or be incorporated by reference in prior or future filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, directly or by reference to the incorporation of proxy statements of the Company, except to the extent the Company specifically incorporates this report by reference therein, and the report shall not otherwise be deemed filed under such Acts.

     AUDIT FEES. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K and for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the year ended December 31, 2001 were $773,500.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees incurred or billed by Arthur Andersen LLP for financial information systems design and implementation services for the year ended December 31, 2001.

     ALL OTHER FEES. All other fees paid to Arthur Andersen LLP for the year ended December 31, 2001, aggregated $1,680,600. These fees consist of (i) other audit-related fees in the amount of $469,100 related to benefit plan audits, assistance with registration statements, comfort letters and consents, and (ii) tax-related fees in the amount of $1,211,500.

     The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Arthur Andersen LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Form 4 or 5), of securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders also are required to furnish the Company with copies of all forms that they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Company believes that its executive officers, directors and greater than 10% beneficial owners complied with the Section 16(a) filing requirements applicable to them during 2001 except that Roger J. Cope, Senior Vice President, Sales and Commercial Director-Europe of the Company, inadvertently reported one transaction, an exercise of options for the purchase of underlying shares of Common Stock, on an untimely basis on Form 5 that should have been reported earlier on Form 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of March 28, 2002, the Common Stock of the Company was beneficially owned by the Company's directors, the executive officers named in the Summary Compensation Table below, directors and executive officers of the Company as a group, and each person or group known by the Company to be the beneficial owner of more than 5% of the Common Stock as follows:

                                               NUMBER OF SHARES
       NAME                                   BENEFICIALLY OWNED         %
       ------                                 ------------------     ----------
     Samuel J. Heyman .......................  52,567,240(1)(2)      81.1%(1)(2)
     Roger J. Cope ..........................     129,974(2)            *
     Charles M. Diker .......................      47,000(2)(3)(5)      *
     Robert Englander .......................       1,667(3)            *
     Lawrence Grenner .......................      11,000(2)            *
     Sanford Kaplan .........................      26,000(2)(3)         *
     Sunil Kumar ............................     718,048(2)(4)       1.1%(2)(4)
     Burt Manning ...........................      28,000(2)(3)         *
     Alan M. Meckler ........................       1,667(3)            *
     Richard A. Weinberg ....................     421,575(2)            *
     Susan B. Yoss ..........................     216,442(2)            *
     All directors and executive officers
       of ISP as a group (16 persons) .......  54,269,709(2)(3)      83.7%


----------
*    Less than 1%.

(1) The business address of Mr. Heyman is 1361 Alps Road, Wayne, New Jersey 07470. Mr. Heyman may be deemed to beneficially own (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), and has sole voting and investment power in respect of, 52,328,040 of these shares through a general partnership, a limited partnership and a limited liability company. Mr. Heyman disclaims a pecuniary interest in these shares in excess of his partnership interests in such entities.

(2) Includes with respect to Mr. Heyman, 239,200 shares; Mr Cope, 66,554 shares; Mr. Diker, 18,000 shares; Mr. Grenner, 11,000 shares; Mr. Kaplan, 18,000 shares; Mr. Kumar, 100,000 shares; Mr. Manning, 18,000 shares; Mr. Weinberg, 342,516 shares; Ms. Yoss 56,442 shares; and all directors and executive officers as a group 869,712 shares subject to options granted under the 1991 Incentive Plan for Key Employees and Directors, as amended (the "1991 Incentive Plan") which are currently exercisable or will become exercisable within the next 60 days. The 1991 Plan expired in accordance with its terms in June 2000. Also includes with respect to Mr. Manning 7,000 shares held jointly with his spouse, and Mr. Cope 20,480 shares held in the Company's 401(k) plan as of December 31, 2001.

(3) Includes with respect to Mr. Diker, 3,000 shares; Mr. Englander, 1,667 shares; Mr. Kaplan, 3,000 shares; Mr. Manning, 3,000 shares and Mr. Meckler, 1,667 shares subject to options granted under the 2000 Directors' Plan which are currently exercisable or will become exercisable within the next 60 days.

(4) Includes with respect to Mr. Kumar, a grant of 250,000 shares of restricted Common Stock effective January 14, 2002, 23,449 shares held in the Company's 401(k) plan as of December 31, 2001, 11,000 shares held by Mr. Kumar's spouse, 5,000 shares held by Mr. Kumar's daughter and 100,000 shares in the aggregate gifted by Mr. Kumar to his children, as to which Mr. Kumar disclaims beneficial ownership.

(5) Includes 4,050 shares held by trusts for the benefit of Mr. Diker's children of which Mr. Diker is trustee; 5,950 shares held by Mr. Diker's spouse, as to which Mr. Diker disclaims beneficial ownership; and 4,000 shares over which Mr. Diker shares investment power, as to which Mr. Diker disclaims beneficial ownership.

                COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors reviews and approves the compensation policies of the Company, the specific compensation levels for the Company's executive officers and other employees and administers the Company's compensation plans. The Compensation Committee is composed of three independent, non-employee directors who have no interlocking relationships as defined by the rules promulgated by the Securities and Exchange Commission.

   PHILOSOPHY

     The objectives of the Company's executive compensation program are to support the Company's strategic goals, to provide compensation that will attract, retain and motivate highly-qualified executives and to align executives' long-term interests with those of the Company's stockholders. The Compensation Committee's philosophy is to compensate the Company's executive officers based primarily on their performance and level of responsibility. Generally, the Company seeks to maintain a competitive position in the executive marketplace with companies identified by the Company, using external surveys, as being of similar size and engaged in similar businesses, by establishing total compensation levels for executive officers competitive with the total compensation earned by executives with comparable responsibilities in such comparison group. These companies are not necessarily the same as those comprising the peer group index in the performance graph included elsewhere in this proxy statement.

   EXECUTIVE COMPENSATION

     The principal  components of the Company's executive  compensation  program
are  base  salary,   annual  incentive   compensation  and  long-term  incentive
compensation.

     Executive salary levels generally are adjusted annually based on an evaluation of each executive's performance (such as individual managerial accomplishments and current responsibilities of such executive officer) and the Company's budgetary considerations.

     Annual incentive compensation for executive officers generally is awarded under the Company's Executive Incentive Compensation Program ("EIC") and is based on both corporate and individual performance. In any year, the aggregate EIC pool, if any, for all awards is based principally on the Company's operating income as a percentage of the Company's budgeted operating income established at the beginning of such year. The EIC pool for any year may vary in size depending upon unusual factors affecting the Company's operating results. Individual award targets for each participant in the EIC (including executive officers) are computed as a percentage of base salary based on such participant's grade level. Individual EIC awards may vary from the applicable percentage based on corporate performance as described above or an executive officer's individual performance as described below.

     Specific performance-related objectives for an executive officer are established at the beginning of each year. These individual goals relate to specific business, departmental or managerial objectives that support the Company's overall business plan and other specific corporate goals and strategic objectives established for the year. After considering the evaluations and recommendations of the executive officer's supervisor and a senior management committee comprised of the Company's Chairman, President and Chief Executive Officer and Manager of Compensation, the Compensation Committee when appropriate, approves an executive officer's recommended individual EIC award based on the Company's financial performance, such officer's achievement of these pre-established goals and such officer's contribution to the Company's overall performance. It also exercises discretion in view of the Company's compensation objectives and policies described above to determine total annual compensation. Based upon the foregoing criteria and the recommendations and evaluations referred to above, the Compensation Committee approved the payment of an aggregate of $1,350,310 in EIC cash awards to the Company's executive officers for the year ended December 31, 2001.

     In addition to the EIC awards, from time to time, the Company may award employees (including executive officers) annual incentive cash compensation for extraordinary individual performance and contribution to the Company. The Company made no special awards to executive officers for the year ended December 31, 2001.

     The Compensation Committee believes that long-term incentive compensation promotes superior future performance by executives by giving executives a significant long-term interest in the Company's success, aligning executives' interests with those of the Company's stockholders and aiding the Company's retention efforts. In early 2000 the Company adopted the International Specialty Products 2000 Long Term Incentive Plan (the "2000 LTI Plan"), a long-term incentive plan based on the Company's book value rather than market value. The Compensation Committee believes that an incentive plan based on book value better reflects and measures the value of the Company and the contributions of the Company's employees.

     The 2000 LTI Plan is an important component of the Company's performance-based compensation philosophy and provides a vehicle by which executive officers can be motivated to increase the Company's profitability. The Compensation Committee generally reviews the awarding of incentive units to executive officers under the 2000 LTI Plan on a regular, periodic basis based upon the executive's individual performance, respective grade level and the Company's book value at the time of grant. The Compensation Committee has approved the granting from time to time of incentive units to executives based on individual merit, taking into account, among other things, an evaluation of the executive's past or potential contribution to the Company or its subsidiaries and recommendations by the Company's management, including the Chairman. In October and December 2000, the Compensation Committee adopted amendments to the 2000 LTI Plan to allow the Company to grant incentive units at an initial value that is less than the value that such units would otherwise have as normally determined under the 2000 LTI Plan and to give to the Compensation Committee discretion to determine the vesting schedule of any grant of incentive units. During 2001, 351,685 incentive units were granted to the Company's executive officers, including 134,075 incentive units granted at initial values that were less than the initial values such units would otherwise have as normally determined under the 2000 LTI Plan. The Committee approved those grants based upon the recommendations of the Company's Chairman, the President and Chief Executive Officer and the Manager of Compensation and, other than in the case of the grant to Mr. Kumar, the President and Chief Executive Officer.

     The Compensation Committee also believes that equity ownership by management encourages management to enhance stockholder value. In addition to the awards of incentive units under the 2000 LTI Plan, an executive officer was granted shares of restricted common stock in recognition of his past and potential contributions to the Company. In order to enhance retention and to strengthen the link between the officers' long-term interests with those of the Company's stockholders, the restricted shares granted were made subject to vesting restrictions that lapse over a period of five years so long as the recipient is an employee at the time. A stock bonus award was also made in February 2001 to a named executive officer for retention purposes.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation paid by public companies to certain executive officers. Under Section 162(m), a company generally may deduct compensation paid to such an officer only to the extent it does not exceed $1 million during any calendar year or is "performance-based" as defined in Section 162(m) and approved by stockholders. While the Compensation Committee generally intends to qualify certain compensation paid to executive officers for deductibility under the Code, including Section 162(m), it may from time to time authorize the payment of compensation to the Company's executive officers that is not fully deductible if it determines, after weighing many factors, including the deductibility of such compensation, that such compensation is appropriate and in the best interests of the Company. The Company expects that the deductibility limit of Section 162(m) currently will have an insignificant effect on the Company.

   COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Compensation Committee reviews and evaluates the Chief Executive Officer's total compensation package annually. Although the Compensation Committee's basis for determining the Chief Executive Officer's compensation is substantially the same as discussed above with respect to the Company's other executive officers, the Compensation Committee relies more heavily on the Company's financial performance, overall financial condition and achievement of annual and strategic corporate objectives in determining the total annual and long-term compensation for the Chief Executive Officer. Among the criteria used in determining the compensation of the Chief Executive Officer are (i) the Company's financial performance compared to its performance in the prior year, including the Company's operating income, revenues, net income per share and overall financial condition, and (ii) the Company's actual financial performance compared to its annual business plan. Based on the foregoing criteria and the recommendation of the Company's Chairman and Manager of Compensation, during 2001 the Compensation Committee increased Mr. Kumar's annual base salary twice in 2001. The first increase on April 1, 2001 represented his annual merit increase of 4% that increased his annual base salary from $341,300 to $355,000. On May 16, 2001, Mr. Kumar's annual base salary was increased by 34% to $475,000. This second base salary adjustment was awarded to bring Mr. Kumar's annual base salary closer to the median market value for his position in competitor companies and in recognition of his 2001 performance. Mr. Kumar also received two awards of incentive units, under the 2000 LTI Plan. The first award was for 78,100 incentive units and the second was for 75,000 incentive units, with a value of $10.60 and $0.00, per incentive unit, respectively. Mr. Kumar exchanged 500,000 previously granted stock options held by him for 488,818 incentive units under the 2000 LTI Plan.

     Mr. Kumar is also eligible to participate in the EIC to the same extent as other executive officers of the Company. Based on the Compensation Committee's evaluation of both corporate and individual achievement of performance-related goals as described above and the recommendation of the Company's Chairman and Manager of Compensation, Mr. Kumar received an EIC award of $555,310 for 2001. The Compensation Committee considers Mr. Kumar's total compensation package relative to that of other chief executive officers in the comparison group of companies of similar size and in similar businesses to the Company described above.

                                         Members of the Compensation Committee:


                                         CHARLES M. DIKER
                                         BURT MANNING
                                         ALAN M. MECKLER

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by ISP's Chief Executive Officer in 2001 and the four other most highly compensated executive officers who were employed by the Company or its subsidiaries as of December 31, 2001.

                                                 ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                       ---------------------------------------    ------------------------------
                                                                                                     SECURITIES
NAME AND                                                          OTHER ANNUAL      RESTRICTED       UNDERLYING        ALL OTHER
PRINCIPAL POSITION            YEAR      SALARY       BONUS(1)     COMPENSATION    STOCK AWARD(S)   OPTIONS/SARS(2)   COMPENSATION
----------------              ----     --------      --------     ------------    --------------   --------------    -------------
Sunil Kumar ................  2001     $426,580      $555,310      $     0          $      0                0         $789,153(3)
 President and Chief          2000      337,225       250,000            0                 0                0           19,690(3)
 Executive Officer            1999      174,500(3)    300,000(3)         0(3)              0(3)       600,000(3)         6,975(3)

Richard A. Weinberg ........  2001     $321,374      $400,001(4)   $     0          $      0                0         $490,266(4)
 Executive Vice               2000      309,000       300,000            0                 0                0          933,431(4)
 President, General           1999      281,700       250,000            0                 0           95,140          850,694(4)
 Counsel and Secretary

Susan B. Yoss ..............  2001     $278,100      $325,000(5)   $     0          $      0                0         $ 16,134(5)
 Executive Vice               2000      249,517       200,000            0           862,500(5)             0           76,816(5)
 President--Finance           1999      217,500       160,000            0                 0           32,575           14,806(5)
 and Treasurer

Roger J. Cope ..............  2001     $223,525      $ 85,000      $27,339(6)       $      0                0         $ 20,349(6)
 Senior Vice President,       2000      214,225        47,000       19,765(6)              0                0           20,058(6)
 Sales and Commercial         1999      204,000        60,000       26,000(6)              0                0           18,078(6)
 Director--Europe

Lawrence Grenner ...........  2001     $217,125      $ 85,000      $     0          $      0                0         $ 19,873(7)
 Senior Vice President,       2000      199,150        50,000            0                 0                0           19,496(7)
 Marketing and Product        1999      182,000        45,000            0                 0                0           23,521(7)
 Development

----------

(1)  Bonus   amounts  are  payable   pursuant  to  ISP's   Executive   Incentive
     Compensation Program.

(2)  These options are for shares of ISP's Common Stock.

(3) Included in "All Other Compensation" for Mr. Kumar are: $12,400, $12,400 and $2,869, representing the Company's contribution under the Company's 401(k) plan in 2001, 2000 and 1999, respectively; $4,902, $5,130 and $2,736 for the premiums paid by the Company for a life insurance policy in 2001, 2000 and 1999, respectively; $2,160, $2,160 and $1,370 for the premiums paid by the Company for a long-term disability policy in 2001, 2000 and 1999, respectively; and for 2001, $761,691 representing the forgiven portion of the principal amount of the installment loan provided by the Company to Mr. Kumar in 1999 for the purchase of 318,599 shares of Common Stock in accordance with the terms of the Note referred to in "-- Other Agreements". In addition, $8,000 of the amount shown in "All Other Compensation" reflects the value of financial planning services provided by the Company on Mr. Kumar's behalf in 2001. Mr. Kumar commenced employment with ISP in June 1999.

(4) Included in "All Other Compensation" for Mr. Weinberg are: $12,150, $12,150 and $11,300, representing the Company's contribution under the Company's 401(k) plan in 2001, 2000 and 1999, respectively; $1,824, $1,938 and $1,938 for the premiums paid by the Company for a life insurance policy in 2001, 2000 and 1999, respectively; and $2,160, $2,160 and $1,963 for the premiums paid by the Company for a long-term disability policy in 2001, 2000 and 1999, respectively. On July 15, 1998, International Specialty Products Inc. ("Old ISP") merged with and into the Company (then known as ISP Holdings Inc. ("ISP Holdings")). In connection with the merger of Old ISP into ISP
     Holdings, the options to purchase shares of redeemable convertible preferred stock of ISP Holdings ("ISP Holdings Options"), including ISP Holdings Options held by Mr. Weinberg, were terminated. In consideration of the termination of the ISP Holdings Options held by Mr. Weinberg, Mr. Weinberg received, subject to his continued employment through each vesting date (the last of which will occur in December 2003), options to purchase 378,056 shares of Common Stock under the 1991 Incentive Plan and the right to receive cash payments of $3,238,358 in the aggregate. Mr. Weinberg received $474,132, $523,120 and $835,493 of these cash payments in 2001, 2000 and 1999, respectively, which amounts are included in "All Other Compensation" for Mr.

     Weinberg for such years. Included under "Bonus" is $100,001, representing the market value of a stock bonus awarded to Mr. Weinberg in 2001, in lieu of a portion of his annual compensation. For information regarding other payments made for services performed by Mr. Weinberg for an affiliate of the Company, see "Certain Transactions -- Management Agreement."

(5) Included in "All Other Compensation" for Ms. Yoss are: $12,150, $12,150 and $11,450, representing the Company's contribution under the Company's 401(k) plan in 2001, 2000 and 1999, respectively; $1,824, $1,881 and $1,649 for the premiums paid by the Company for a life insurance policy in 2001, 2000 and 1999, respectively; $2,160, $2,160 and $1,707 for the premiums paid by the Company for a long-term disability policy in 2001, 2000 and 1999, respectively. Ms. Yoss was granted 150,000 shares of restricted Common Stock effective as of September 26, 2000. The value of these shares as set forth under "Restricted Stock Awards" was based on the market value of such shares on the date of grant. As of December 31, 2001, the aggregate value of such shares was $1,342,500. Such restricted shares vest in 12.5% increments every six months, commencing on January 1, 2001 and ending on July 1, 2004. Ms. Yoss has the right to receive dividends on such restricted shares if and when dividends are declared and paid on the Common Stock. For information regarding other payments made for services performed by Ms. Yoss for an affiliate of the Company, see "Certain Transactions -- Management Agreement."

(6) Included in "All Other Annual Compensation" for Mr. Cope are relocation allowances of $27,339, $19,765 and $26,000 in 2001, 2000 and 1999,
     respectively.  Included  in "All  Other  Compensation"  for Mr.  Cope  are:
     $12,400, 12,400 and $11,700, representing the Company's contribution under the Company's 401(k) plan in 2001, 2000 and 1999, respectively; $5,789, $5,808 and $4,777 for the premiums paid by the Company for a life insurance policy in 2001, 2000 and 1999, respectively; and $2,160, $1,851 and $1,601 for the premiums paid by the Company for a long-term disability policy in 2001, 2000 and 1999, respectively.

(7) Included in "All Other Compensation" for Mr. Grenner are $12,400, $12,400 and $11,700, representing the Company's contribution under the Company's 401(k) plan in 2001, 2000 and 1999, respectively; $5,597, $5,350 and $5,392 for the premiums paid by the Company for a life insurance policy in 2001, 2000 and 1999, respectively; and $1,876, $1,721 and $1,429 for the premiums paid by the Company for a long-term disability policy in 2001, 2000 and 1999, respectively.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table summarizes information with respect to the value of exercised and unexercised options to acquire Common Stock held by the executive officers named in the Summary Compensation Table above at December 31, 2001. No stock options were granted to these executive officers during 2001.

    AGGREGATED OPTION EXERCISES IN 2001 AND VALUE OF ISP COMMON STOCK OPTIONS
                             AT DECEMBER 31, 2001(1)

                                                         NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                             SHARES           VALUE        UNEXERCISED ISP OPTIONS          IN-THE-MONEY ISP OPTIONS
                           ACQUIRED ON      REALIZED             AT 12/31/01                     AT 12/31/01(2)
NAME                      EXERCISE (#)         ($)        EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
------                    ------------      --------     -----------------------------      -------------------------
Sunil Kumar .............      --              --                 100,000/0                        $416,900/$0
Richard A. Weinberg .....      --              --              342,516/168,090                     $203,750/$0
Susan B. Yoss ...........      --              --               56,442/12,908                    $1,983/$13,395
Roger J. Cope ...........     5,625        $17,297(3)           72,179/15,375                    $36,958/$30,209
Lawrence Grenner ........      --              --                8,000/3,000                     $1,536/$15,507

----------

(1) All stock options represent options to purchase shares of Common Stock and were granted under the 1991 Incentive Plan. The 1991 Incentive Plan provided that the vesting of options will be accelerated automatically if at any time following a "Change of Control" (as defined), the Company terminates without cause the optionee's employment, the optionee's employment is terminated as a result of death or permanent disability or the optionee terminates employment for "good reason" (as defined). The 1991 Incentive Plan expired in June 2000 in accordance with its terms.

(2)  Options for 100,000, 50,000, 27,074, 6,000 and 8,200 shares of Common Stock were in-the-money for Messrs. Kumar, Weinberg, Cope, Grenner and Ms. Yoss, respectively, at December 31, 2001.

(3) The value realized reflects the difference between the market value of the shares underlying the options exercised on the date of exercise and the exercise price of such options.

LONG-TERM INCENTIVE PLAN

     The following table sets forth information on awards granted to the executive officers named in the Summary Compensation Table above during 2001 under the Company's 2000 LTI Plan.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 2001


                                                 PERFORMANCE OR             ESTIMATED FUTURE PAYOUTS UNDER
                                NUMBER OF         OTHER PERIOD                NON-STOCK PRICE-BASED PLANS
                              SHARES, UNITS     UNTIL MATURATION   --------------------------------------------------
NAME                       OR OTHER RIGHTS(1)     OR PAYOUT(2)     THRESHOLD($)(3)   TARGET($)(4)      MAXIMUM($)(4)
------                    -------------------- ------------------  ---------------   ------------- -----------------
Sunil Kumar .............        78,100               --               $10.60            --                 --
                                 75,000(5)            --                 0.00            --                 --
Richard A. Weinberg .....        41,510               --               $10.60            --                 --
                                 50,000(5)            --                 0.00            --                 --
Susan B. Yoss ...........        38,000               --               $10.60            --                 --
                                  3,075               --                 5.28            --                 --
Roger J. Cope ...........        30,000               --               $10.60            --                 --
                                  3,000               --                 5.58            --                 --
Lawrence Grenner ........        30,000               --               $10.60            --                 --
                                  3,000               --                 5.58            --                 --

----------
(1) The Company's 2000 LTI Plan provides long-term compensation to employees and key management personnel based on the Company's "Book Value" (as defined). The number of incentive units granted is determined by the Compensation Committee in its sole discretion, subject to a maximum number of incentive units that may be received by any eligible employee in any calendar year.

(2) Generally, incentive units vest cumulatively in twenty percent (20%) increments on each anniversary of the date such incentive units were granted to the employee or received in exchange for stock options. The Compensation Committee, in its sole discretion, may grant incentive units with any vesting schedule other than that normally provided in the 2000 LTI Plan. Messrs. Kumar and Weinberg each received incentive units with accelerated vesting schedules. Vesting will end upon the termination of an employee's employment with the Company or any subsidiary for any reason. Incentive units generally are exercisable for a period of six years from the date of grant. In the event of a "Change in Control" of the Company (as defined), all incentive units will become fully and immediately vested and payable in cash.

(3) Set forth under the "Threshold" column is the "Initial Value" (as defined) per unit at which the respective incentive units were granted. The value of an incentive unit as of any "Valuation Date" (as defined) generally is equal to the Company's total stockholders' equity (adjusted to exclude accumulated comprehensive income and losses), divided by the total number of outstanding shares of Common Stock as determined on such Valuation Date. A "Valuation Date" is the last business day of each fiscal quarter of the Company. The Compensation Committee, in its sole discretion, may grant incentive units with an Initial Value (i.e., the value of an Incentive unit on the date of grant) that is less than the Initial Value of such incentive units as normally determined under the 2000 LTI Plan. Messrs. Kumar, Weinberg, Cope, Grenner and Ms. Yoss each were granted incentive units with a lower Initial Value.

(4) Upon exercise of an incentive unit, a participant will receive in cash, the excess, if any, of the value of such incentive unit as of the Valuation Date on or, in the event of an exercise between Valuation Dates, immediately preceding the exercise date (the "Final Value"), over the Initial Value of such incentive unit (subject to all appropriate withholdings). Accordingly, the dollar value of future payouts is not readily ascertainable.

(5) Messrs. Kumar and Weinberg each received a grant of 75,000 and 50,000 incentive units, respectively, with Initial Values of $0.00 on December 31, 2001. They will also each receive an additional grant of 75,000 and 50,000 incentive units respectively, with an Initial Value of $0.00 on December
     31, 2002. These incentive units vest in 10% increments every six months following the date of each grant.

PENSION PLANS

     NON-QUALIFIED RETIREMENT PLAN. The Company has a non-qualified retirement plan for the benefit of certain key employees (the "Retirement Plan"). The benefit payable under the Retirement Plan, which vests in accordance with a 10-year schedule, consists of an annual payment commencing at age 65 equal to 25% of a covered employee's last full year's base salary. The benefit continues for the longer of 15 years or the joint lifetimes of the employee or his or her spouse. If a covered employee dies while employed by the Company or a subsidiary, a death benefit of 36% of the employee's base salary at the date of death is payable for a term of 15 years to the employee's beneficiary.

     No new participants have been admitted to the Retirement Plan since January 1989 and it is not anticipated that any new participants will be admitted hereafter. None of the executive officers named in the Summary Compensation Table participates in the Retirement Plan.

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit, payable commencing at age 65 to participants in the Retirement Plan.

                          NON-QUALIFIED RETIREMENT PLAN
                            ANNUAL PAYMENTS AT AGE 65

                                   YEARS OF SERVICE
          -------------------------------------------------------------------
 SALARY      5        10        15        20        25        30        35
--------  -------  --------  --------  --------  --------  --------  --------
$125,000  $15,625  $ 31,250  $ 31,250  $ 31,250  $ 31,250  $ 31,250  $ 31,250
 150,000   18,750    37,500    37,500    37,500    37,500    37,500    37,500
 200,000   25,000    50,000    50,000    50,000    50,000    50,000    50,000
 250,000   31,250    62,500    62,500    62,500    62,500    62,500    62,500
 300,000   37,500    75,000    75,000    75,000    75,000    75,000    75,000
 350,000   43,750    87,500    87,500    87,500    87,500    87,500    87,500
 400,000   50,000   100,000   100,000   100,000   100,000   100,000   100,000
 450,000   56,250   112,500   112,500   112,500   112,500   112,500   112,500
 500,000   62,500   125,000   125,000   125,000   125,000   125,000   125,000
 550,000   68,750   137,500   137,500   137,500   137,500   137,500   137,500
 600,000   75,000   150,000   150,000   150,000   150,000   150,000   150,000

     The annual pension benefit is not subject to reduction for Social Security and other benefits and is computed on a straight-life annuity basis.

OTHER AGREEMENTS

     Mr. Kumar became President and Chief Executive Officer of ISP in June 1999. In connection therewith, the Company granted to Mr. Kumar on September 29, 1999 the right to purchase, and on such date Mr. Kumar purchased, 318,599 shares of Common Stock for a purchase price of $9.563 per share, or an aggregate of $3,046,762. The purchase price per share was equal to the closing market price of a share of Common Stock on the New York Stock Exchange on the date immediately preceding the date of purchase. Under the purchase agreement, the Company loaned to Mr. Kumar the funds to purchase the shares, which loan was evidenced by a recourse promissory note ("Note") of Mr. Kumar in the foregoing principal amount. The loan was converted to a demand note effective February 15, 2001 and bears interest at the lowest applicable federal rate for short term instruments, as it may be adjusted from time to time with one-half of such interest payable annually in arrears on February 15 of each year commencing February 15, 2002, and the remaining one-half of such interest to continue to accrue and be payable in arrears on the earlier of the stated maturity of the Note or the date on which the outstanding principal amount of the Note is declared to be due and payable. The principal amount of the Note is payable, unless the Company has previously declared the Note to be due and payable, in four installments on each June 11 of the years 2001, 2002 and 2003 and on January 11, 2004, the first three of which are in the amount of $761,691 each and the last of which is for the balance of the then outstanding principal amount. However, if Mr. Kumar remains continuously employed by the Company or any of its subsidiaries through each installment payment date, the principal amount due on such installment payment date will be forgiven, so that if Mr. Kumar remains continuously employed by the Company or any of the subsidiaries through January 11, 2004, the loan and the Note will be discharged and cancelled in full, provided that all interest due on the Note has been paid. In addition, if a "Change of Control" (as defined) occurs, and at any time following such Change of Control, the Company (or its successor) terminates without "cause" (as defined) Mr. Kumar's employment, or Mr. Kumar's employment is terminated as a result of his death or "disability" (as defined), or Mr. Kumar terminates his employment for "good reason" (as defined), the principal amount of the loan then outstanding shall be immediately forgiven. If Mr. Kumar's employment with the Company is otherwise terminated for any reason whatsoever, the entire principal balance outstanding, together with all interest accrued thereon, will be immediately due and payable at the Company's election.

     In January 2002, the Company granted Mr. Kumar 250,000 shares of restricted Common Stock. These shares vest annually in twenty percent (20%) increments commencing January 2, 2003 until full vesting on January 2, 2007. Mr. Kumar has the right to receive dividends on such restricted shares if and when dividends are declared and paid on the Common Stock.

PERFORMANCE GRAPH

     The following graph compares the performance of the Common Stock with the performance of the Standard & Poor's 500 Index and the Standard & Poor's Specialty Chemicals Index for the period January 1, 1997 through the end of 2001. The graph assumes that the value of the investment in Common Stock and in each index was $100 on December 31, 1996 and that all dividends were reinvested.

        [The table below represents a line chart in the printed report.]

                  International
                    Specialty                    S&P Specialty
                  Products Inc.  S&P 500 Index  Chemicals Index
                  -------------  -------------  ---------------
Dec 96                 100            100            100
Dec 97                 122            133            124
Dec 98                 111            171            105
Dec 99                  75            208            117
Dec 00                  55            189            104
Dec 01                  73            166             97

     The foregoing graph is not incorporated in any prior or future filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, directly or by reference to the incorporation of proxy statements of the Company, unless the Company specifically incorporates the graph by reference, and the graph shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENT

     Pursuant to a management agreement (the "Management Agreement"), the Company, through a subsidiary, provides certain general management, administrative, legal, telecommunications, information and facilities services to BMCA. Charges by the Company for providing such services aggregated $6.8 million in 2001. Such charges consist of management fees and other reimbursable expenses attributable to, or incurred by the Company for the benefit of, the respective parties, which are based on an estimate of the costs the Company incurs to provide such services. The Management Agreement also provides that the Company to pay to a subsidiary of G-I Holdings annual lease payments for the use of one of the Company's sales offices. Effective January 1, 2001, the Management Agreement was amended to provide for the automatic extension of the agreement for successive quarterly periods unless the agreement is terminated by a party on thirty-days notice, and to adjust the management fees payable thereunder. Effective June 27, 2001 and January 1, 2002, respectively, the Management Agreement was further amended to adjust the management fees payable thereunder. The Company and BMCA also allocate a portion of the management fees payable by BMCA under the Management Agreement to separate lease payments for the use of BMCA's headquarters. Based on the services provided by the Company in 2001 under the Management Agreement, the aggregate amount payable to the Company under the Management Agreement for 2002, net of the lease payments to a subsidiary of G-I Holdings, is expected to be approximately $6.0 million.

     In January 2001, G-I Holdings filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. As a result, the Company, as of December 31, 2000, established a reserve for doubtful receivables from G-I Holdings of $2.7 million that includes $0.5 million of unpaid management fees under the Management Agreement and $2.1 million of other payments that the Company made on behalf of G-I Holdings.

     Some of the executive officers of the Company perform services for affiliates of the Company pursuant to the Management Agreement, and the Company is indirectly reimbursed therefor by virtue of the management fees and other reimbursable expenses payable under the Management Agreement. In this regard, Mr. Weinberg and Ms. Yoss received $500,000 and $300,000, respectively, of additional compensation in connection with services performed by them for BMCA in 2001. BMCA reimbursed ISP for these payments pursuant to the Management Agreement.

     Although, due to the unique nature of the services provided under the Management Agreement, comparisons with third party arrangements are difficult, the Company believes that the terms of the Management Agreement, taken as a whole, are no less favorable to the Company than could be obtained from an unaffiliated third party.

TAX SHARING AGREEMENT

     The Company and certain of its subsidiaries were parties to tax sharing agreements with members of the consolidated tax group for Federal income tax purposes that included G-I Holdings (the "G-I Holdings Group"), in certain prior years and, accordingly, would be severally liable for any tax liability of the G-I Holdings Group in respect of those prior years. Until January 1, 1997, the Company and certain of its subsidiaries were members of the G-I Holdings Group. Therefore, such tax sharing agreements are no longer applicable with respect to the tax liabilities of the Company for periods subsequent to January 1, 1997. The Company and certain of its subsidiaries remain obligated, however, with respect to tax liabilities imposed or that may be imposed for periods prior to such date.

     Effective January 1, 2001, the Company entered into a tax sharing agreement with two of its subsidiaries (individually, "subsidiary" or collectively, "subsidiaries") with respect to payment of Federal income taxes and certain related matters. The tax sharing agreement is substantially similar to the 1997 Tax Sharing Agreement described hereinafter. During the term of the 1997 Tax Sharing Agreement, which will extend for as long as the Company or any of its domestic subsidiaries, as the case may be, are included in a consolidated federal income tax return filed by the Company or a successor entity, a subsidiary is obligated to pay to the Company an amount equal to the amount of federal income taxes the subsidiary would have incurred if, subject to specific exceptions, the subsidiary (on behalf of itself and its domestic subsidiaries) filed its own consolidated income tax return. The 1997 Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the 1997 Tax Sharing Agreement, the Company makes all decisions with respect to all matters relating to the subsidiary's obligations with respect to federal and state taxes. The provisions of the 1997 Tax Sharing Agreement take into account both the federal income taxes such subsidiary would have incurred if the subsidiary filed its own separate federal income tax return and the fact that the subsidiary is a member of the ISP Group (as defined) for federal income tax purposes.

SALES TO AFFILIATES

     BMCA and its  subsidiaries  purchase  from the Company all of their colored roofing granules requirements under a requirements contract, except for the requirements of certain of their roofing plants that are supplied by third parties. Effective January 1, 2002, this contract was extended by the parties to expire on December 31, 2002. In 2001, BMCA and its subsidiaries purchased a total of $63.4 million of mineral products from the Company, representing 8.1% of the Company's total net sales and 78.6% of the Company's net sales of mineral products. The Company's supply arrangements with BMCA and its subsidiaries are at prices and on terms which the Company believes are no less favorable to it than could be obtained from an unaffiliated third party.

CERTAIN OTHER TRANSACTIONS

     For a discussion of certain arrangements with executive officers of the Company, see "Compensation of Executive Officers of the Company -- Other Agreements."

     In February 2001, the Company made a loan to Mr. Weinberg in the principal amount of $36,450 to enable him to satisfy certain withholding tax obligations in connection with the award by the Company to him of 13,055 shares of unrestricted Common Stock. The loan is evidenced by a demand note with interest at the lowest applicable federal rate for short term instruments, as it may be adjusted from time to time, and is due and payable in full, together with accrued interest thereon, on demand and in any event, not later than April 15, 2002.

     In January 2001, July 2001 and January 2002, the Company made loans to Ms. Yoss in the principal amounts of $44,282, $78,855 and $71,349, respectively, to enable her to satisfy certain withholding tax obligations in connection with the award by the Company to her in September 2000 of 150,000 shares of restricted Common Stock, 18,750 shares of which vested on each of January 1, 2001, July 1, 2001 and January 1, 2002. The remaining shares vest in 12.5% increments every six months thereafter until fully vested on January 1, 2004, subject to certain terms and conditions. Each loan is evidenced by a demand note with interest at the lowest applicable federal rate for short term instruments, as it may be adjusted and, with respect to the loans made in January 2001 and July 2001, are due and payable in full, together with accrued interest thereon, on demand and in any event not later than April 15, 2002 and with respect to the loan made in January 2002, is due and payable in full, together with accrued interest thereon, on demand and in any event not later than April 15, 2003.

     The Company, through a subsidiary, invests primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions, including, at times, common stock short positions which are offsets against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. The latter category of investments is administered, at no cost or charge to the Company, by certain investment partnerships controlled by Mr. Heyman and his family, and, when purchased or sold on the same day as investments purchased or sold by members of the ISP group of companies, and certain Heyman family enterprises, are effected at the same price as the investments of such other entities.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     No accounting firm has been selected to date to audit the accounts of the Company for 2002. No such selection shall be made without the consultation, recommendation and approval of ISP's Audit Committee.

     Arthur Andersen LLP performed the audit of the Company's accounts in 2001. A representative of Arthur Andersen is expected to be present at the meeting to answer appropriate questions that may be asked by stockholders and will have an opportunity to make a statement.

                 STOCKHOLDERS PROPOSALS FOR 2003 ANNUAL MEETING

     Proposals of stockholders intended to be considered for inclusion in the proxy statement for presentation at the 2003 Annual Meeting of Stockholders must be received by the Company in writing at its principal executive offices on or before December 13, 2002 (or, if the date of the annual meeting is changed by more than 30 days from the date of this year's annual meeting, a reasonable time before the Company begins to print and mail its proxy materials). All proposals received will be subject to the applicable rules of the Securities and Exchange Commission.

     Stockholders who intend to present a proposal at the 2003 Annual Meeting of Stockholders without including such proposal in the Company's proxy statement and fail to submit such proposal on or before February 26, 2003 (or, if the date of the annual meeting is changed by more than 30 days from the date of this year's annual meeting, a reasonable time before the Company mails its proxy materials), then the persons named as proxies in the Company's proxy card accompanying the proxy statement for the 2003 Annual Meeting of Stockholders will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the Company's proxy statement for the 2003 Annual Meeting of Stockholders.

                                  OTHER MATTERS

     The cost of the solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone, facsimile transmission or personal interview by employees of ISP without additional compensation.

     The Company will reimburse brokerage firms, banks, trustees, nominees and other persons authorized by the Company for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock.

     Management does not know of any other matters that will be presented at the meeting other than matters incident to the conduct thereof. However, if any matters properly come before the meeting or any adjournment or postponement thereof, it is intended that the persons named in the accompanying proxy will vote thereon in their discretion.

     For a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission, please contact: Stockholder Relations Department, International Specialty Products Inc., 1361 Alps Road, Wayne, New Jersey 07470 or visit the Securities and Exchange Commission website at http://www.sec.gov.

                                      By Order of the Board of Directors,



                                           /s/ Richard A. Weinberg


                                              RICHARD A. WEINBERG
                                                   SECRETARY

Wayne, New Jersey
April 11, 2002

                           o DETACH PROXY CARD HERE o

--------------------------------------------------------------------------------
     PLEASE SIGN, DATE AND RETURN              [X]
[ ]  THE PROXY CARD PROMPTLY          VOTES MUST BE INDICATED
     USING THE ENCLOSED ENVELOPE.     (X) IN BLACK OR BLUE INK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. ELECTION OF DIRECTORS

FOR all nominees  [ ]    WITHHOLD AUTHORITY to vote    [ ]     *EXCEPTIONS  [ ]
listed below             for all nominees listed below

[ ]  To change your address, please mark this box. [ ]

Nominees: Robert Englander, Samuel J. Heyman, Sanford Kaplan, Sunil Kumar,
          Burt Manning and Alan M. Meckler
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ____________________________________________________________________

2. Such other business as may properly come before the meeting and any adjournment or postponement thereof.
 -----
|
|
                                        ----------------------------------------

                                        SCAN LINE

                                        ----------------------------------------

Please vote, sign and date this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States. Your signature(s) should correspond with the name(s) appearing in the space at the left. Where signing in a fiduciary or representative capacity, please give your full title as such. If shares are held in more than one capacity, this proxy will be deemed to vote all shares held in all capacities.

Date    Share Owner sign here            Co-Owner sign here
-----------------------------------     ----------------------------------------

-----------------------------------     ----------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                     INTERNATIONAL SPECIALTY PRODUCTS INC.                ----
             PROXY FOR THE ANNUAL MEETING TO BE HELD AT 10:00 A.M.,           |
                   LOCAL TIME, ON THURSDAY, MAY 16, 2002, AT                  |
           WEIL, GOTSHAL & MANGES LLP, 767 FIFTH AVENUE, 25TH FLOOR,
                               NEW YORK, NEW YORK

     The undersigned hereby appoints Richard A. Weinberg or Neal E. Murphy, and each of them, proxies, with full power of substitution, to represent and to vote and act with respect to all of the undersigned's shares of common stock of International Specialty Products Inc. at the Annual Meeting of Stockholders of International Specialty Products Inc. to be held on Thursday, May 16, 2002, and at any adjournments or postponements thereof, as designated herein upon the proposals set forth herein and, in their discretion, upon such other matters as may properly be brought before the meeting.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. WHEN PROPERLY EXECUTED IT WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER BUT, UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS.


         Change of Address
------------------------------------     INTERNATIONAL SPECIALTY PRODUCTS INC.
                                         P.O. BOX 11222
------------------------------------     NEW YORK, N.Y. 10203-0222

------------------------------------
     (Continued on the reverse side)